EXHIBIT 23.2

March 27, 2009

Board of Directors

Achillion Pharmaceuticals, Inc.

300 George Street

New Haven, CT 06511-6624

Dear Board Members:

We hereby consent to the use of our firm’s name, Fletcher Spaght, Inc. (“Fletcher Spaght”), in Achillion Pharmaceutical Inc.’s annual report on form 10-K for the year ended December 31, 2008, as well as the references to and summary of our valuation report (the “Report”) included therein.

Very truly yours,

/s/    Pearson Spaght

Fletcher Spaght, Inc.